UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person
   Cocroft, Duncan H.
   9 West 57th Street
   37th Floor
   New York, NY 10019
2. Date of Event Requiring Statement (Month/Day/Year)
   01/05/2001
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Cendant Corporation (CD)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock (series designated CD stock)   11224                  D
Common Stock (series designated CD stock)   2144.1136              I                Held in 401K Plan

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Option    (right   01/03/2002 01/03/2011 Common Stock (series    200000    $9.4125    D
to buy)                  (1)                   designated CD stock)
Stock Option    (right   01/03/2002 01/03/2011 Common Stock (series    100000    $9.4125    D
to buy)                  (2)                   designated CD stock)
Stock Option    (right   06/30/2001 06/30/2009 Common Stock (series    120000    $20        D
to buy)                  (3)                   designated CD stock)
Stock Option    (right   06/30/2001 06/30/2009 Common Stock (series    55000     $20        D
to buy)                  (4)                   designated CD stock)
Stock Option    (right   01/13/2001 01/13/2010 Common Stock (series    75000     $22.1      D
to buy)                  (5)                   designated CD stock)

Explanation of Responses:
(1) 100,000 exerciseable on 1/3/2002; 50,000 exerciseable on 1/3/2003 and 50,000 exerciseable on 1/3/2004
(2) 33,334 exerciseable on 1/3/2002; 33,333 exerciseable on 1/3/2003 and 33,333 exerciseable on 1/3/2004
(3) 24,000 exercisable on 6/30/2001; 24,000 exerciseable on 6/30/2002, 24,000 exercisable on 6/30/2003 and 24,000 exerciseable on 6/30/2004
(4) 18,333 exerciseable on 6/30/2001; 18,334 exerciseable on 6/30/2002
(5) 25,000 exerciseable on 1/13/2001; 25,000 exercisable on 1/13/2002 and 25,000 exercisable on 1/13/2003

SIGNATURE OF REPORTING PERSON
/s/ Duncan H. Cocroft

DATE
01/10/2001